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                                EXHIBIT 23(C)



                       CONSENT OF BRICKER & MELTON, P.A.
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                      CONSENT OF INDEPENDENT ACCOUNTANTS





We hereby consent to the use of our report dated January 19, 1995, relating to the consolidated financial statements of Commercial Bancorp of Georgia, Inc. and subsidiaries (formerly Commercial Bancorp of Gwinnett, Inc.), our report dated January 19, 1995, except for information presented in Note L, for which the date is March 2, 1995, and our report dated January 25, 1994, relating to the consolidated financial statements of Commercial Bancorp of Gwinnett, Inc. and Subsidiary, and our report dated March 10, 1995, relating to the consolidated financial statements of the former Commercial Bancorp of Georgia, Inc. and Subsidiary, included in the Registration Statement on Form S-4 and Proxy Statement.



/s/Bricker & Melton, P.A.

Duluth, Georgia
Atlanta, Georgia
February 28, 1996